Exhibit 5.1

Date: 2 September 2010

The Board of Directors

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

AVAGO TECHNOLOGIES LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM S-8 IN RESPECT OF THE 8,000,000 ESPP SHARES (AS DEFINED HEREIN)

A.	Introduction

1.	We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of 8,000,000 ordinary shares of the Company (the “ESPP Shares”) issuable by the Company pursuant to the Avago Technologies Limited Employee Share Purchase Plan approved by shareholders of the Company on 31 July 2009, as approved by the board of directors of the Company (the “Board of Directors”) on 27 July 2009 and as amended and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on 2 June 2010 (the “ESPP”).

B.	Documents

2.	In rendering this opinion, we have examined:

2.1	a copy of the memorandum of association and articles of association of the Company, as filed with the Accounting and Corporate Regulatory Authority of Singapore on 11 August 2009;

2.2	a copy of the minutes and resolutions in writing of the Board of Directors of the Company dated 27 July 2009 and the minutes and resolutions of the Compensation Committee dated 2 June 2010 (the “Board Resolutions”);

2.3	a copy of the minutes and resolutions passed by the shareholders of the Company on 31 July 2009 and 31 March 2010 (the “Company Shareholders’ Resolutions”);

2.4	a copy of the ESPP; and

2.5	such other documents as we may have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraphs 2 of this opinion.

C.	Assumptions

4.	We have assumed (without enquiry and with your consent):

4.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

4.2	that all factual statements contained in all the documents listed in paragraph 2 above (other than those factual statements on which we specifically express an opinion in this letter) are true, complete and correct;

4.3	any signatures and seals on the documents reviewed by us are genuine;

4.4	that the copies of the Board Resolutions and the Company Shareholders’ Resolutions submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect the validity of the Board Resolutions or the Company Shareholders’ Resolutions, as the case may be; and

4.5	that the copy of the ESPP submitted to us for examination is a true, complete and up-to-date copy, has not been amended or rescinded and is in full force and effect and no other action has been taken which may affect the validity of the ESPP.

D.	Opinion

5.	Based on the foregoing and subject to the assumptions set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that when the ESPP Shares (a) are issued by the Company against payment of the amounts required in accordance with the rules of the ESPP and (b) have been duly registered in the register of members of the Company in the name of the persons who have purchased the ESPP Shares, and assuming that in each case:

5.1	the individual purchases and issuances under the ESPP are duly authorised by all necessary corporate actions of the Company;

5.2	such individual purchases are made and the ESPP Shares are duly issued in accordance with the requirements of applicable law and the rules of the ESPP; and

5.3	the Company having, at the time of the individual purchases and issuances of the ESPP Shares, obtained a mandate from shareholders of the Company to issue ordinary shares of the Company pursuant to section 161 of the Companies Act, Chapter 50 of Singapore (the “Share Issue Mandate”) and such Share Issue Mandate not having expired in accordance with its terms or previously revoked or varied by the Company in general meeting, the ESPP Shares will be duly authorised by the Company for issuance and subscription and will be validly issued, fully paid and non-assessable.

6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the ESPP Shares to be issued means that holders of such shares, having fully paid up all amounts due on such shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

8.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.

9.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

10.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully,

/s/ WP
WongPartnership LLP

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